Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Frederick W. Boutin, CFO Gregory J. Pound, COO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED JUNE 30, 2014

August 7, 2014	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the quarter ended June 30, 2014.

FINANCIAL RESULTS

An overview of the financial performance for the quarter ended June 30, 2014, as compared to the quarter ended June 30, 2013, includes:

•                  Distributable cash flow generated during the quarter ended June 30, 2014 was $18.5 million compared to $13.5 million for the quarter ended June 30, 2013. The $18.5 million of distributable cash flow is an all-time quarterly high for TransMontaigne Partners L.P.

•                  Operating income for the quarter ended June 30, 2014 was $12.3 million compared to $9.3 million for the quarter ended June 30, 2013, principally due to the following:

•                  Revenue was $39.4 million compared to $38.7 million due to increases in revenue at the Gulf Coast and Midwest terminals of approximately $1.8 million and $0.1 million, respectively, offset by decreases in revenue at the Brownsville, River and Southeast terminals of approximately $0.8 million, $0.1 million and $0.3 million, respectively.

•                  Direct operating costs and expenses were $16.4 million compared to $17.3 million due to decreases in direct operating costs and expenses at the Gulf Coast, Brownsville and River terminals of approximately $0.3 million, $0.5 million and $0.1 million, respectively. The direct operating costs and expenses for the Midwest and Southeast terminals were consistent period over period.

•                  A decrease in direct general and administrative expenses of approximately $0.2 million.

•                  An increase in earnings from investments in unconsolidated affiliates of approximately $1.3 million, which was attributable to the BOSTCO terminal. The construction of BOSTCO continues to come on line with most of its operating costs, but only limited amounts of revenue being generated. We expect the revenues and profits of BOSTCO to increase throughout 2014 as the remaining tanks are placed into service.

•                  Quarterly net earnings increased to $10.8 million from $8.2 million due principally to the increase in quarterly operating income discussed above, offset by an increase in interest expense of approximately $0.4 million.

•                  Net earnings per limited partner unit—basic increased to $0.56 per unit from $0.47 per unit.

•                  The distribution declared per limited partner unit was $0.665 per unit for the quarter ended June 30, 2014, as compared to $0.65 per unit for the quarter ended June 30, 2013.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address: • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Firm Commitments:
Terminaling services fees, net:
External customers	$9,179	$7,334	$17,222	$15,975
Affiliates	18,207	21,224	37,895	42,608
Total firm commitments	27,386	28,558	55,117	58,583
Variable:
Terminaling services fees, net:
External customers	785	745	1,651	1,501
Affiliates	225	21	347	(35)
Total variable	1,010	766	1,998	1,466
Total terminaling services fees, net	28,396	29,324	57,115	60,049
Pipeline transportation fees	776	2,190	1,469	4,178
Management fees and reimbursed costs	1,771	1,421	3,311	3,226
Other	8,416	5,763	15,517	12,843
Total revenue	$39,359	$38,698	$77,412	$80,296

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the six months ended June 30, 2014 was as follows (in thousands):

At June 30, 2014
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$9,007
1 year or more, but less than 3 years remaining	37,650
3 years or more, but less than 5 years remaining	4,803
5 years or more remaining	3,657
Total firm commitments for the six months ended June 30, 2014	$55,117

RECENT DEVELOPMENTS

Change in control of the ownership of our general partner. Effective July 1, 2014, Morgan Stanley consummated the sale of its 100% ownership interest in TransMontaigne Inc. to NGL Energy Partners LP (“NGL”). TransMontaigne Inc. is the indirect parent and sole member of TransMontaigne GP, which is our general partner. The sale resulted in a change in control of TransMontaigne Partners L.P. (“Partners”), but did not result in a deemed termination of Partners for tax purposes.

In addition to the sale of our general partner to NGL, NGL acquired the common units owned by TransMontaigne Inc. and affiliates of Morgan Stanley, representing approximately 20% of our outstanding common units, and assumed Morgan Stanley Capital Group’s obligations under our light-oil terminaling service agreements in Florida and the Southeast regions, excluding the Collins/Purvis tankage (collectively, the “Transaction”). All other terminaling services agreements with Morgan Stanley Capital Group remained with Morgan Stanley Capital Group. Pursuant to the terms and conditions of the Transaction, in exchange for Partners’ consent to the assignment of terminaling services agreements to NGL, an affiliate of Morgan Stanley issued a financial guarantee to Partners on certain negotiated terms, including termination of the financial guarantee upon delivery of a letter of credit from NGL after the closing.  The Transaction did not involve the sale or purchase of any of our common units held by the public and our common units continue to trade on the New York Stock Exchange.

In connection with the consummation of the Transaction, on July 1, 2014 Stephen R. Munger, Goran Trapp and Martin S. Mitchell, each employees of Morgan Stanley, resigned from the board of directors of TransMontaigne GP. To fill the vacancies resulting from the resignation of the Morgan Stanley directors, Atanas H. Atanasov, Benjamin Borgen, David C. Kehoe and Donald M. Jensen, each employees of NGL, were appointed to the board of directors of TransMontaigne GP effective July 1, 2014. In addition, we amended our existing credit facility to, among other items, consent to the change of control of Partners resulting from the Transaction.

Proposed exchange of our common units for NGL common units. On July 10, 2014, NGL submitted a non-binding, unsolicited proposal (the “Proposal”) to the Conflicts Committee of the board of directors of TransMontaigne GP, pursuant to which each outstanding common unit of Partners would be exchanged for one common unit of NGL. It is anticipated that the transaction would be structured as a merger of Partners with a wholly-owned subsidiary of NGL.  NGL expects to engage UBS Investment Bank as its financial advisor and Winston & Strawn LLP as its legal counsel in connection with the merger transaction.

On July 14, 2014, in response to the Proposal, our Conflicts Committee announced that it had retained Jefferies LLC as its financial advisor and Dorsey & Whitney LLP as its legal advisor.  In addition, Partners announced that it had retained Latham & Watkins LLP as its legal counsel.  The Conflicts Committee acknowledged that it had received and is reviewing the Proposal on a preliminary basis but has not yet reached any conclusions or made any determination whether to issue a counteroffer to the Proposal, reject the Proposal or take any other action with respect to the Proposal.  Prior to making any determination with respect to any potential transaction of the type proposed by NGL, the Conflicts Committee announced that it intends to carefully consider the Proposal and evaluate the fairness, from a financial point of view, of the consideration offered to Partners’ unitholders.  In addition, completion of any such transaction would be subject to the negotiation and execution of a definitive agreement, the approval of the TransMontaigne GP board of directors and the Conflicts Committee, any requisite unitholder approval under the limited partnership agreement and applicable law and applicable regulatory filings and approvals.

BOSTCO. In October of 2013, we announced the commencement of commercial operations of BOSTCO, our joint venture project with Kinder Morgan Energy Partners, L.P., of which we hold a 42.5% ownership interest. BOSTCO is a new black oil terminal under construction on the Houston Ship Channel designed for the handling of residual fuel, feedstocks, distillates and other black oils. As of the beginning of August 2014, all 51 of the initial phase storage tanks have been placed into service and are earning revenue. Work on the 900,000 barrel ultra-low sulphur diesel expansion started in the second quarter of 2013 is nearing completion, with commercial operations expected to begin in the latter-half of the third quarter 2014. We have received our initial distributions from BOSTCO in February and May of 2014, and we expect our distributions from BOSTCO to increase throughout 2014 as the remaining tanks come on-line.

Re-contracting. On February 12, 2014, we entered into a two year terminaling services agreement with Chemoil Corporation for all of the bunker fuel storage capacity at our Port Everglades North, Florida and Fisher Island, Florida terminals. The agreement provides Chemoil Corporation the option to extend for an additional three years. The agreement replaced Morgan Stanley Capital Group as the bunker fuels customer at these two terminals effective June 1, 2014. The remaining Florida bunker fuels agreement with Morgan Stanley Capital Group at our Port Manatee, Florida and Cape Canaveral, Florida terminals terminated on May 31, 2014. We are currently in the process of identifying other potential parties to re-contract this capacity, however, at this time we are unsure if we will be successful in our re-contracting efforts.

Distribution. On July 16, 2014, we announced a distribution of $0.665 per unit for the period from April 1, 2014 through June 30, 2014, representing a $0.005 increase over the previous quarter. This distribution is payable on August 7, 2014 to unitholders of record on July 31, 2014.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At June 30, 2014, our outstanding borrowings were $234 million.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend into the third quarter of 2014. At June 30, 2014, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $25 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $235 million.  At June 30, 2014, our capital investment in the BOSTCO project was approximately $210 million.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund investments, capital projects and future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months ended June 30, 2014, which was filed on August 7, 2014 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	June 30, 2014	June 30, 2013
Income Statement Data
Revenue	$39,359	$38,698
Direct operating costs and expenses	(16,396)	(17,294)
Direct general and administrative expenses	(462)	(651)
Earnings (loss) from unconsolidated affiliates	1,275	(4)
Operating income	12,310	9,301
Net earnings	10,840	8,224
Net earnings allocable to limited partners	8,975	6,789
Net earnings per limited partner unit—basic and diluted	$0.56	$0.47

	June 30, 2014	December 31, 2013
Balance Sheet Data
Property, plant and equipment, net	$394,319	$407,045
Investments in unconsolidated affiliates	234,002	211,605
Goodwill	8,485	8,485
Total assets	658,293	648,432
Long-term debt	234,000	212,000
Partners’ equity	403,884	408,467

Selected results of operations data for each of the quarters in the years ended December 31, 2014 and 2013 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenue	$38,053	$39,359	$—	$—	$77,412
Direct operating costs and expenses	(15,392)	(16,396)	—	—	(31,788)
Direct general and administrative expenses	(918)	(462)	—	—	(1,380)
Allocated general and administrative expenses	(2,782)	(2,782)	—	—	(5,564)
Allocated insurance expense	(914)	(913)	—	—	(1,827)
Reimbursement of bonus awards	(375)	(375)	—	—	(750)
Depreciation and amortization	(7,400)	(7,396)	—	—	(14,796)
Earnings from unconsolidated affiliates	163	1,275	—	—	1,438
Operating income	10,435	12,310	—	—	22,745
Other expenses, net	(1,197)	(1,470)	—	—	(2,667)
Net earnings	$9,238	$10,840	$—	$—	$20,078

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$38,374	$40,216	$158,886
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	(17,525)	(69,390)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	(959)	(3,911)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	(2,741)	(10,963)
Allocated insurance expense	(958)	(935)	(935)	(935)	(3,763)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	(7,377)	(29,568)
Gain (loss) on disposition of assets	—	—	(1,398)	104	(1,294)
Earnings (loss) from unconsolidated affiliates	40	(4)	234	(591)	(321)
Operating income	12,460	9,301	6,785	9,880	38,426
Other expenses, net	(922)	(1,077)	(781)	(920)	(3,700)
Net earnings	$11,538	$8,224	$6,004	$8,960	$34,726

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	April 1, 2014 through June 30, 2014	January 1, 2014 through June 30, 2014

Net earnings	$10,840	$20,078
Depreciation and amortization	7,396	14,796
Amounts due under long-term terminaling services agreements, net	336	613
Project amortization of deferred revenue under GAAP	(671)	(1,411)
Project amortization of deferred revenue for DCF	609	1,220
Deferred equity-based compensation	62	114
Distributions paid to holders of restricted phantom units	(10)	(20)
Cash paid for purchase of common units	(92)	(177)
Earnings from unconsolidated affiliates	(1,275)	(1,438)
Distributions from unconsolidated affiliates	1,688	2,438
Capitalized maintenance	(343)	(1,089)
“Distributable cash flow”, or DCF, generated during the period	$18,540	$35,124

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,624	$25,087

Distributable cash flow is not a computation based upon generally accepted accounting principles. The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2014, which was filed with the Securities and Exchange Commission on August 7, 2014. Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on March 11, 2014 and August 7, 2014, respectively.

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